J.P. Morgan Fleming Mutual Fund Group, Inc.
Rule 10f-3 Transactions
For the period from July 1, 2010 to December 31, 2010

The following securities were purchased pursuant to Rule 10f-
3 and all requirements of the Rule 10f-3 Procedures of the
Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 11/18/2010
Issuer LPL Investment Holdings Inc. (LPLA) IPO
Cusip 50213H10
Shares 347,700
Offering Price $30.00
Spread $1.58
Cost $10,431,000
Dealer Executing Trade Goldman Sachs & Company
% of Offering  purchased by firm 6.00%
Syndicate Members Goldman Sachs & Co., Morgan Stanley, BofA
Merrill Lynch, J.P. Morgan, Sanford C Bernstein, Citi, UBS
Investment Bank, William Blair & Company, Keefe Bruyette &
Woods, Lazard Capital Markets, Macquarie Capital, Sandler
O'Neill + Partners
Fund JPMorgan Mid Cap Value Fund
Trade Date 12/8/10
Issuer Dollar General Corporation (DG) Secondary
Cusip 25667710
Shares 434,700
Offering Price $30.50
Spread $1.04
Cost $13,258,350
Dealer Executing Trade Citigroup Global Markets
% of Offering  purchased by firm 2.40%
Syndicate Members Citi, Goldman Sachs & Co., KKR, J.P.
Morgan, BofA Merrill Lynch, Barclays, Sanford C. Bernstein,
CICC, Deutsche Bank Securities, HSBC
Fund JPMorgan Mid Cap Value Fund
Trade Date 12/14/10
Issuer HCP, Inc. (HCP) Secondary
Cusip 40414L10
Shares 329,200
Offering Price $32.00
Spread $1.28
Cost $10,534,400
Dealer Executing Trade Citigroup Global Markets
% of Offering  purchased by firm 5.96%
Syndicate Members BofA Merrill Lynch, Wells Fargo Securities,
Citi, J.P. Morgan, UBS Investment Bank,Barclays Capital,
Credit Agricole CIB, Credit Suisse, Goldman Sachs & Co.,
KeyBanc Capital Markets, RBS, Scotia Capital, Deutsche Bank
Securities, Morgan Stanley, BNY Mellon Capital Markets, LLC,
Piper Jaffray, PNC Capital Markets LLC, SunTrust Robinson
Humphrey, Morgan Keegan